EXHIBIT 5.1 AND 23.1

The Law Office of Stephen E. Rounds
Stephen E. Rounds, Attorney
1544 York Street, Suite 110
Denver, Colorado 80206

June 2, 2004

Can-Cal Resources Ltd.
8224 Ocean Gate Way
Las Vegas, Nevada 89128

Re:  Registration Statement on Form SB-2
     Initial Filing

Gentlemen:

     Can-Cal Resources Ltd. (the "company") has filed a registration statement with the Securities and Exchange Commission to register the resale, under section 5 of the Securities Act of 1933, of 4,374,979 shares of common stock:
2,495,602 shares now issued and outstanding; and up to 1,879,327 shares of common stock issuable upon exercise of outstanding warrants.

     We have acted as counsel to the company in connection with the preparation and filing of the registration statement.

     Our legal opinion and consent to be named in the registration statement, are required to be provided in connection with the registration statement, and are required to be filed as exhibits to the registration statement.

                               Documents Reviewed

     We have examined originals, certified copies or other copies identified to out satisfaction, of the following:

     1.  Articles of Incorporation of the company.

     2.  Bylaws of the company.

     3.  All exhibits listed in Part II of the registration statement.

     4.  Part I of the registration statement.

     5. Minutes of proceedings of the company's board of directors to the date hereof.




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Can-Cal Resources Ltd.
June 2, 2004
Page -2-


     6.  Other documents as appropriate under the circumstances.

     We also have consulted with officers and representatives of the company, and received such representations and assurances concerning the exhibits described in paragraph 3 and the registration statement described in paragraph 4, as we have deemed advisable or necessary under the circumstances. Although we have not undertaken independent verification of the matters covered by this paragraph, we have no reason to believe that the representations and assurances received are materially inaccurate or false.

                               Opinion and Consent

     Based on our review of the documents listed above, it is our opinion that
(1) the shares of outstanding common stock covered by the subject registration statement have been duly and validly issued, and are fully paid and non-assessable shares of the common stock of the company under the laws of the state of Nevada; and (2) the shares of common stock to be issued by the company on exercise of the warrants covered by the subject registration statement, pursuant to the terms of such warrants, will be duly and validly issued, fully paid and non-assessable shares of the common stock of the company under the laws of the state of Nevada.

     No opinion is expressed, and none shall be inferred, with respect to the financial statements incorporated by reference into the registration statement.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form SB-2. However, we do not admit that we are in the category of those persons whose consent is required to be so filed by section 7(a) of the Securities Act of 1933.

Yours Sincerely,


/s/  Stephen E. Rounds


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